Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference into this Registration Statement on Form F-3 of CEMEX, S.A. de C.V., of our report, dated January 15, 2005 (except for note 24, which is as of March 31, 2005), with respect to the consolidated balance sheets of CEMEX, S.A. de C.V. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the years in the three year period ended December 31, 2004, which report appears in the Annual Report on Form 20-F of CEMEX, S.A. de C.V., filed with the Securities and Exchange Commission on May 27, 2005.



KPMG Cardena Dosal, S.C.

/s/ Leandro Castillo Parada

Leandro Castillo Parada



Monterrey, N.L., Mexico
September 27, 2005